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                                                                     EXHIBIT 4.5

                     FORM OF RECEIVABLES PURCHASE AGREEMENT



                        TOYOTA MOTOR CREDIT CORPORATION,

                                    as Seller



                                       and



                      TOYOTA AUTO FINANCE RECEIVABLES LLC,

                                  as Purchaser





                            Dated as of _______, 200_



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                                TABLE OF CONTENTS

                                                                            PAGE

I.       DEFINITIONS

         SECTION 1.01  Definitions.............................................1

         SECTION 1.02  Other Definitional Provisions...........................4

II.      CONVEYANCE OF RECEIVABLES

         SECTION 2.01  Conveyance of Receivables...............................4

         SECTION 2.02  Representations and Warranties of the Seller
                       and the Purchaser.......................................5

         SECTION 2.03  Representations and Warranties of the Seller
                       as to the Receivables...................................8

         SECTION 2.04  Covenants of the Seller................................12

         SECTION 2.05  Covenants of the Seller................................12

III.     PAYMENT OF RECEIVABLES PURCHASE PRICE

         SECTION 3.01  Payment of Receivables Purchase Price..................13

IV.      TERMINATION

         SECTION 4.01  Termination............................................14

V.       MISCELLANEOUS PROVISIONS

         SECTION 5.01  Amendment..............................................14

         SECTION 5.02  Protection of Right, Title and Interest
                       to Receivables.........................................14

         SECTION 5.03  Governing Law..........................................15

         SECTION 5.04  Notices................................................15

         SECTION 5.05  Severability of Provisions.............................15

         SECTION 5.06  Assignment.............................................15

         SECTION 5.07  Further Assurances.....................................16

         SECTION 5.08  No Waiver; Cumulative Remedies.........................16

         SECTION 5.09  Counterparts...........................................16

         SECTION 5.10  Third-Party Beneficiaries..............................16

         SECTION 5.11  Merger and Integration.................................16

         SECTION 5.12  Headings...............................................16

         SECTION 5.13  Indemnification........................................16

         SECTION 5.14  Merger or Consolidation of, or Assumption
                       of the Obligations of, the Seller......................17

         Schedule A - Schedule of Receivables................................A-1

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         RECEIVABLES PURCHASE AGREEMENT, dated as of _______, 200_, between
Toyota Motor Credit Corporation, a California corporation, as seller, and Toyota Auto Finance Receivables LLC, a Delaware limited liability company, as purchaser.

         In consideration of the premises and mutual agreements herein contained, each party agrees as follows for the benefit of the other party and for the benefit of the Purchaser, Issuer and Indenture Trustee:

                                   ARTICLE I.

                                   DEFINITIONS

         SECTION 1.01. Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

         ["Additional Closing Date" means, with respect to any class of Notes with a Revolving Period, the date on which additional Receivables are sold to the Purchaser as set forth in Section __.]

         "Agreement" shall mean this Receivables Purchase Agreement and all amendments hereof and supplements hereto.

         "Amount Financed" in respect of a Receivable means the aggregate amount advanced under such Receivable toward the purchase price of the related Financed Vehicle and any related costs, including but not limited to accessories, insurance premiums, service and warranty contracts and other items customarily financed as part of retail automobile and light duty truck installment sale contracts.

         "Annual Percentage Rate" or "APR" of a Receivable means the annual rate of finance charges specified in such Receivable.

         "Basic Documents" means this Receivables Purchase Agreement, the Trust Agreement, the Sale and Servicing Agreement, the Indenture, the Administration Agreement, the Securities Account Control Agreement and the other documents and certificates delivered in connection herewith and therewith.

         "Closing Date" shall mean _______, 200_.

         "Cutoff Date" shall mean _______, 200_ [or, in the case of each Additional Closing Date, such Additional Closing Date].

         "Dealer Recourse" means, with respect to a Receivable, all recourse rights against the Dealer which originated the Receivable, and any successor Dealer.

         "Deferred Prepayment" means, with respect to a Precomputed Receivable and a Collection Period, the aggregate amount, if any, of Payments Ahead remitted to the Servicer in

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respect of such Receivable during one or more prior Collection Periods and currently held by the Servicer or in the Payahead Account.

         "Financed Vehicle" means, with respect to a Receivable, the related automobile or light duty truck, as the case may be, together with all accessions thereto, securing the related Obligor's indebtedness under such Receivable.

         "Indenture Trustee" shall mean _____________, as indenture trustee under the Indenture, or any successor trustee thereunder.

         "Lien" means any security interest, lien, charge, pledge, equity or encumbrance of any kind other than tax liens, mechanics' liens and any liens that attach to a Receivable or any property, as the context may require, by operation of law.

         "Liquidation Proceeds" means, with respect to a Defaulted Receivable, all amounts realized with respect to such Receivable from whatever sources (including, without limitation, proceeds of any Insurance Policy), net of amounts that are required by law or such Receivable to be refunded to the related Obligor.

         "Obligor" on a Receivable means the purchaser or co-purchasers of the related Financed Vehicle purchased in part or in whole by the execution and delivery of such Receivable or any other Person who owes or may be liable for payments under such Receivable.

         "Owner Trustee" shall mean _______________, as owner trustee under the Trust Agreement, or any successor trustee thereunder.

         ["Pooling and Servicing Agreement" shall mean the Pooling and Servicing Agreement dated as of _______, 200_ by and among Toyota Finance Receivables LLC, as seller, Toyota Motor Credit Corporation, as servicer, and the Trustee.]

         "Purchaser" shall mean Toyota Auto Finance Receivables LLC, in its capacity as purchaser of the Receivables under this Agreement, and its successors and assigns.

         "Receivable" means any retail installment sale contract executed by an Obligor in respect of a Financed Vehicle, and all proceeds thereof and payments thereunder, which Receivable shall be identified in the Schedule of Receivables.

         "Receivable File" means with respect to each Receivable:

                  (a) the fully executed original of the Receivable;

                  (b) documents evidencing or related to any Insurance Policy;

                  (c) the original credit application of each Obligor, fully executed by such Obligor on TMCC's customary form, or on a form approved by TMCC, for such application;

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                  (d) the original certificate of title (or evidence that such certificate of title has been applied for) or such documents that the Servicer shall keep on file, in accordance with TMCC's customary procedures, evidencing the security interest in the related Financed Vehicle; and

                  (e) any and all other documents that the Seller or the Servicer, as the case may be, shall keep on file, in accordance with its customary procedures, relating to such Receivable or the related Obligor or Financed Vehicle.

         "Receivables Purchase Price" shall mean $___________ [or, in the case of Receivables purchased on each Additional Closing Date, the purchase price for such Receivables].

         "Released Warranty Amount" means, with respect to a Payment Date and to a Warranty Receivable, the Deferred Prepayment, if any, for such Warranty Receivable.

         ["Sale and Servicing Agreement" shall mean the Sale and Servicing Agreement dated as of _______, 200_, by and among Toyota Auto Receivables 200_-_ Owner Trust, as issuer, Toyota Auto Finance Receivables LLC, as seller, and Toyota Motor Credit Corporation, as servicer, and as to which the Indenture Trustee is a third party beneficiary.]

         "Securities Account Control Agreement" shall have the meaning ascribed thereto in the Sale and Servicing Agreement.

         "Seller" shall mean Toyota Motor Credit Corporation, in its capacity as seller of the Receivables under this Agreement, and its successors and assigns.

         "Schedule of Receivables" means the schedule of receivables described in Section 2.01(a) and attached as Schedule A hereto.

         "Trust" means the Toyota Auto Receivables 200_-_ Owner Trust, a Delaware statutory trust.

         "Trust Agreement" means the Amended and Restated Trust Agreement dated as of _______, 200_, by and between Toyota Auto Finance Receivables LLC, as [seller][depositor], and ____________, as Trustee.

         "Warranty Purchase Payment" means, with respect to a Payment Date and to (1) a Warranty Receivable which is a Precomputed Receivable repurchased by the Seller as of the close of business on the last day of the related Collection Period, (a) the sum of (i) all Scheduled Payments on such Receivable due after the last day of such Collection Period, (ii) all past due Scheduled Payments for which an Advance has not been made, (iii) an amount equal to any reimbursement of Outstanding Advances made pursuant to Section 5.04(b) of the Sale and Servicing Agreement with respect to such Receivable and (iv) an amount equal to all other Outstanding Advances made pursuant to Section 5.04(c) of the [Pooling and Servicing Agreement][Sale and Servicing Agreement][Trust Agreement] with respect to such Receivable, minus (b) the sum of (i) any Rebate (except to the extent specified in Section 4.03 of the [Pooling and Servicing Agreement][Sale and Servicing Agreement]) and (ii) any other proceeds

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in respect of such Receivable received during any Collection Period prior to or during such Collection Period (to the extent applied to reduce the Principal Balance of such Receivable on such Payment Date), and (2) a Warranty Receivable which is a Simple Interest Receivable repurchased by the Seller as of the close of business on the last day of the related Collection Period, the sum of (a) the unpaid Principal Balance owed by the Obligor in respect of such Receivable as of the last day of the related Collection Period plus (b) interest on such unpaid Principal Balance at a rate equal to the related APR to the last day in the related Collection Period.

         "Warranty Receivable" means a Receivable purchased by the Seller pursuant to Section 2.03(c).

         SECTION 1.02. Other Definitional Provisions.

              (a) All capitalized terms not otherwise defined in this Agreement shall have the defined meanings used in the [Pooling and Servicing Agreement][Sale and Servicing Agreement or Trust Agreement, as the case may be].

              (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, subsection and Schedule references contained in this Agreement are references to Sections, subsections and Schedules in or to this Agreement unless otherwise specified; and the word "including" means including without limitation.

                                   ARTICLE II.

                            CONVEYANCE OF RECEIVABLES

         SECTION 2.01. Conveyance of Receivables.

              (a) Subject to the terms and conditions of this Agreement, on the Closing Date [or any Additional Closing Date] the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, without recourse (subject to the Seller's obligations hereunder):

              (i) all right, title and interest of the Seller in and to the Receivables listed in the Schedule of Receivables and all monies due thereon or paid thereunder or in respect thereof (including proceeds of the repurchase of Receivables by the Seller pursuant to Section 2.03(c)) on or after the Cutoff Date;

              (ii) the interest of the Seller in the security interests in the Financed Vehicles granted by the Obligors pursuant to the Receivables and any accessions thereto;

              (iii) the interest of the Seller in any proceeds of any physical damage insurance policies covering Financed Vehicles and in any proceeds of any credit life or credit disability insurance policies relating to the Receivables or the Obligors;

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              (iv) the interest of the Seller in any Dealer Recourse;

              (v) the right of the Seller to realize upon any property (including the right to receive future Liquidation Proceeds) that shall have secured a Receivable and have been repossessed in accordance with the terms thereof; and

              (vi) all proceeds of the foregoing.

         It is the intention of the Seller that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Receivables from the Seller to the Purchaser and the beneficial interest in and title to the Receivables shall not be part of the Seller's estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. The Seller agrees to execute and file all filings (including filings under the UCC) necessary in any jurisdiction to provide third parties with notice of the sale of the Receivables pursuant to this Agreement and to perfect such sale under the UCC.

              (b) In connection with the foregoing conveyance, the Seller agrees to record and file in California, at its own expense, a financing statement with respect to the Receivables necessary to provide third parties with notice of the conveyance hereunder and to perfect the sale of the Receivables to the Purchaser, and the proceeds thereof (and any continuation statements as are required by applicable state law), and to deliver a file-stamped copy of each such financing statement (or continuation statement) or other evidence of such filings (which may, for purposes of this Section, consist of telephone confirmation of such filing with the file stamped copy of each such filing to be provided to the Purchaser in due course), as soon as is practicable after receipt by the Seller thereof.

         In connection with the foregoing conveyance, the Seller further agrees, at its own expense, on or prior to the Closing Date (i) to annotate and indicate in its computer files that the Receivables have been transferred to the Purchaser pursuant to this Agreement, (ii) to deliver to the Purchaser a computer file or printed or microfiche list containing a true and complete list of all such Receivables, identified by account number and by the Principal Balance of each Receivable as of the Cutoff Date, which file or list shall be marked as Schedule A to this Agreement and is hereby incorporated into and made a part of this Agreement and (iii) to deliver the Receivable Files to or upon the order of the Purchaser.

         SECTION 2.02 Representations and Warranties of the Seller and the Purchaser.

              (a) The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement and the Closing Date [or any Additional Closing Date] that:

              (i) Organization and Good Standing. The Seller shall have been duly organized and shall be validly existing as a corporation in good standing under the laws of the State of California, with corporate power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall now have, corporate power, authority and legal right to acquire, own and sell the Receivables.

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              (ii) Due Qualification. The Seller shall be duly qualified to do business as a foreign corporation in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications and where the failure to so qualify will have a material adverse effect on the ability of the Seller to conduct its business or perform its obligations under this Agreement.

              (iii) Power and Authority. The Seller shall have the corporate power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement shall have been duly authorized by the Seller by all necessary corporate action.

              (iv) Binding Obligation. This Agreement shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally or by general principles of equity.

              (v) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Seller, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Seller is a party or by which it shall be bound; nor result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Basic Documents); nor violate any law or, to the best of the Seller's knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties; which breach, default, conflict, lien or violation would have a material adverse effect on the earnings, business affairs or business prospects of the Seller.

              (vi) No Proceedings. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or to the Seller's knowledge, threatened, against or affecting the Seller: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely effect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement.

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              (b) The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement and the Closing Date that:

              (i) Organization and Good Standing. The Purchaser shall have been duly organized and shall be validly existing as a limited liability company in good standing under the laws of the State of Delaware, and has power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall now have, power, authority and legal right to acquire and own the Receivables.

              (ii) Due Qualification. The Purchaser shall be duly qualified to do business as a foreign limited liability company in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications and where the failure to so qualify will have a material adverse effect on the ability of the Purchaser to conduct its business or perform its obligations under this Agreement.

              (iii) Power and Authority. The Purchaser shall have the power and authority to execute and deliver this Agreement and to carry out its terms; the Purchaser shall have full power and authority to purchase the property to be purchased and shall have duly authorized such purchase; and the execution, delivery and performance of this Agreement shall have been duly authorized by the Purchaser by all necessary action.

              (iv) Binding Obligation. This Agreement shall constitute a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally or by general principles of equity.

              (v) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the certificate of formation or limited liability company agreement of the Purchaser, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Purchaser is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Basic Documents), nor violate any law or, to the best of the Purchaser's knowledge, any order, rule or regulation applicable to the Purchaser of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties; which breach, default,

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              conflict, Lien or violation would have a material adverse affect on the earnings, business affairs or business prospects of the Purchaser.

              (vi) No Proceedings. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or to the Purchaser's knowledge, threatened, against or affecting the Purchaser: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

              (c) The representations and warranties set forth in this Section shall survive the sale of the Receivables by the Seller to the Purchaser pursuant to this Agreement and the sale of the Receivables by the Purchaser to the Issuer pursuant to the [Pooling and Servicing Agreement][Sale and Servicing Agreement]. Upon discovery by the Seller, the Purchaser or the Owner Trustee of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others.

         SECTION 2.03 Representations and Warranties of the Seller as to the Receivables.

              (a) Eligibility of Receivables. The Seller hereby represents and warrants as of the Cutoff Date [or any Additional Closing Date] that:

              (i) Characteristics of Receivables. Each Receivable (A) shall have been originated in the United States by a Dealer for the retail sale of the related Financed Vehicle in the ordinary course of such Dealer's business, shall have been fully and properly executed by the parties thereto, shall have been purchased by the Seller from such Dealer under an existing agreement with the Seller and shall have been validly assigned by such Dealer to the Seller in accordance with the terms of such agreement, (B) shall have created or shall create a valid, subsisting and enforceable first priority security interest in favor of the Seller in the related Financed Vehicle, which security interest shall be assignable and has been assigned by the Seller to the Purchaser, (C) shall provide for monthly payments that fully amortize the Amount Financed by maturity (except for minimally different payments in the first or last month in the life of the Receivable) and provide for a finance charge or yield interest at its APR, in either case calculated based on the Rule of 78s, the simple interest method or the actuarial method, (D) shall contain customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security and (E) shall provide for, in the event that such Receivable is prepaid, a prepayment that fully pays the Principal Balance and includes accrued but unpaid interest.

              (ii) Schedule of Receivables. The information set forth in the Schedule of Receivables shall be true and correct in all material respects as of the opening of business on the Cutoff Date, the Receivables were selected at random from the retail installment

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         sale contracts included in the portfolio of the Seller meeting the selection criteria set forth in this Section and no selection procedures believed to be adverse to the interests of any Securityholders shall have been utilized in selecting the Receivables.

              (iii) Compliance with Law. To the knowledge of the Seller, each Receivable, including each form of contract used to originate each Receivable and each sale of the related Financed Vehicle, shall have complied at the time such form of contract was used or such sale was originated or made, and shall comply at the time of execution of this Agreement in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B, M and Z, to the extent applicable, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and other consumer credit, equal credit opportunity and disclosure laws, except with respect to applicable Florida documentary stamp taxes [and applicable Texas Finance Code form of contract provisions] as to which the effect of noncompliance will not have a material adverse effect on such Receivable.

              (iv) Binding Obligation. Each Receivable shall constitute the legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

              (v) No Bankrupt Obligors. None of the Receivables shall be due, to the best knowledge of the Seller, from any Obligor who is presently the subject of a bankruptcy proceeding or is insolvent.

              (vi) No Government Obligors. None of the Receivables shall be due from the United States or any state, or from any agency, department or instrumentality of the United States or any state or local government.

              (vii) Employee Obligors. None of the Receivables shall be due from any employee of the Seller, the Purchaser or any of their respective affiliates.

              (viii) Security Interest in Financed Vehicles. Immediately prior to the sale, assignment and transfer thereof pursuant hereto, each Receivable shall be secured by a validly perfected first priority security interest in the related Financed Vehicle in favor of the Seller as secured party or all necessary and appropriate action with respect to such Receivable shall have been taken to perfect a first priority security interest in such Financed Vehicle in favor of the Seller as secured party.

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              (ix) Receivables in Force. No Receivable shall have been
         satisfied, subordinated or rescinded, nor shall any Financed Vehicle have been released in whole or in part from the lien granted by the related Receivable.

              (x) No Waivers. No provision of a Receivable shall have been waived in such a manner that such Receivable fails to meet all of the other representations and warranties made by the Seller herein with respect thereto.

              (xi) No Amendments. No Receivable shall have been amended or modified in such a manner that the total number of Scheduled Payments has been increased or that the related Amount Financed has been increased or that such Receivable fails to meet all of the other representations and warranties made by the Seller herein with respect thereto.

              (xii) No Defenses. No facts shall be known to the Seller which would give rise to any right of rescission, setoff, counterclaim or defense, nor shall the same have been asserted or threatened, with respect to any Receivable.

              (xiii) No Liens. To the knowledge of the Seller, no liens or claims shall have been filed as of the date of this Agreement, including liens for work, labor or materials relating to a Financed Vehicle, that shall be liens prior to, or equal or coordinate with, the security interest in such Financed Vehicle granted by the related Receivable, which Liens shall not have been released or satisfied as of the Closing Date [or any Additional Closing Date].

              (xiv) No Defaults; No Repossession. Except for payment defaults that, as of the Cutoff Date, have been continuing for a period of not more than __ days, no default, breach, violation or event permitting acceleration under the terms of any Receivable shall have occurred as of the Cutoff Date; no continuing condition that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable shall have arisen; the Seller shall not have waived any of the foregoing; and no Financed Vehicle has been repossessed without reinstatement as of the Cutoff Date.

              (xv) Insurance. The terms of each Receivable require the Obligor to obtain and maintain physical damage insurance covering the related Financed Vehicle in accordance with the Seller's normal requirements. The terms of each Receivable allow, but do not require the Seller to (and the Seller, in accordance with its current normal servicing procedures, does not) obtain any such coverage on behalf of the Obligor.

              (xvi) Good Title. It is the intention of the Seller that the transfer and assignment herein contemplated, taken as a whole, constitute a sale of the Receivables from the Seller to the Purchaser and that the beneficial interest in and title to the Receivables not be part of the debtor's estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No Receivable has been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser, and no provision of a Receivable shall have been waived, as provided in clause (x) above;

         immediately prior to the transfer and assignment herein contemplated, the Seller had good and marketable title to each Receivable free and clear of all Liens and rights of others; immediately upon the transfer and assignment thereof, the Purchaser shall have good and marketable title to each Receivable, free and clear of all Liens and rights of others; and the transfer and assignment herein contemplated has been perfected under the UCC.

              (xvii) Lawful Assignment. No Receivable shall have been originated in, or shall be subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Receivable under this Agreement or pursuant to transfers of the related certificates of title shall be unlawful, void or voidable.

              (xviii) All Filings Made. As of the Closing Date, all filings (including UCC filings) necessary in any jurisdiction to provide third parties with notice of the transfer and assignment herein contemplated, to perfect the sale of the receivables from the Seller to the Purchaser and to give the Purchaser a first priority perfected security interest in the Receivables shall have been made.

              (xix) One Original. There shall be only one original executed copy of each Receivable.

              (xx) Tangible Chattel Paper. Each Receivable constitutes "tangible chattel paper" as defined in the UCC.

              (xxi) Additional Representations and Warranties. (A) Each Receivable shall have an original number of Scheduled Payments of not less than __ nor more than __ and, as of the Cutoff Date, a remaining number of Scheduled Payments of not less than __ nor more than __; (B) each Receivable provides for the payment of a finance charge based on an APR ranging from __% to __%; (C) each Receivable shall have had an original principal balance of not less than $__and not more than $__ and, as of the Cutoff Date, an unpaid principal balance of not less than $__ nor more than $__; (D) no Receivable was originated under a special financing program; (E) no Receivable shall have a Scheduled Payment that is more than __ days past due as of the Cutoff Date; (F) no Financed Vehicle was subject to force-placed insurance as of the Cutoff Date; (G) there is no Receivable as to which payments ahead of more than __ Scheduled Payments have been received from or on behalf of the related Obligor; and (H) each Receivable is being serviced by Toyota Motor Credit Corporation.

              (b) Notice of Breach. The representations and warranties set forth in this Section shall speak as of the execution and delivery of this Agreement, but shall survive the sale, transfer and assignment of the Receivables to the Purchaser and any subsequent assignment or transfer pursuant to Article Two of the [Pooling and Servicing Agreement][Sale and Servicing Agreement]. The Purchaser, the Seller or the Owner Trustee, as the case may be, shall inform the other parties promptly, in writing, upon discovery of any breach of the Seller's representations and warranties pursuant to this Section which materially and adversely affects the interests of the [Certificateholders][Securityholders] [the Purchaser (or any assignee thereof)] in any Receivable.

         SECTION 2.04 Repurchase of Receivables. In the event of a breach of any representation or warranty set forth in Section 2.03(a) which materially and adversely affects the interest of the [Certificateholders][Securityholders] [the Purchaser (or any assignee thereof)] in any Receivable, unless such breach shall have been cured in all material respects, the Seller shall repurchase such Receivable by the last day of the second Collection Period following the Collection Period in which the discovery of the breach is made or notice is received, as the case may be (or, at the option of the Seller, the last day in the first Collection Period following the Collection Period in which such discovery is made or such notice received). This repurchase obligation shall obtain for all representations and warranties of the Seller contained in Section 2.03(a) of this Agreement whether or not the Seller has knowledge of the breach at the time of the breach or at the time the representations and warranties were made. In consideration of the purchase of any such Receivable, the Seller shall remit an amount equal to the Warranty Purchase Payment in respect of such Receivable to the Purchaser, and the Seller shall be entitled to receive the Released Warranty Amount from (or on behalf of) the Purchaser. Except as described below, the sole remedy of the [Certificateholders] [Securityholders] [the Purchaser (or any assignee thereof)] with respect to a breach of the Seller's representations and warranties pursuant to this Agreement shall be to require the Seller to repurchase the related Receivable pursuant to this Section. Upon any such repurchase, the Purchaser shall, without further action, be deemed to transfer, assign, set-over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Purchaser in, to and under such repurchased Receivable, all monies due or to become due with respect thereto and all proceeds thereof. The Purchaser or the Owner Trustee, as applicable, shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Seller to effect the conveyance of such Receivable pursuant to this Section. [The Seller hereby indemnifies the Purchaser for any civil liabilities that arise under Texas Finance Code ss.349.003 as a result of the use of the Law 9/99R and Lexus 10/99 forms of contract to originate the Receivables in Texas, and for any civil liabilities relating to a determination that the disclosures in the forms of contracts used to originate Receivables in Massachusetts violate Massachusetts General Laws Chapter 255B, Section 14, or Massachusetts General Laws Chapter 140D and the regulations promulgated by the Division of Banks thereunder with respect to Truth-in-Lending appearing at 209 CMR 32.00.]

         SECTION 2.05 Covenants of the Seller. The Seller hereby covenants that:

              (a) Security Interests. Except for the conveyances hereunder, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable, whether now existing or hereafter created, or any interest therein, the Seller will immediately notify the Purchaser of the existence of any Lien on any Receivable and, in the event that the interests of [Certificateholders][Securityholders] [the Purchaser (or any assignee thereof)] in such Receivable are materially and adversely affected, such Receivable shall be repurchased from the Purchaser by the Seller in the manner and with the effect specified in Section 2.03(c), and the Seller shall defend the right, title and interest of the Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Receivables, Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Seller shall currently be contesting the validity of such taxes in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

              (b) Delivery of Payments. The Seller agrees to deliver in kind upon receipt to the Servicer under the [Pooling and Servicing Agreement][Sale and Servicing Agreement] (if other than the Seller) all payments received by the Seller in respect of the Receivables as soon as practicable after receipt thereof by the Seller from and after the appointment of the Servicer as Servicer under the Sale and Servicing Agreement with respect to the Toyota Auto Receivables 200_-_ [Grantor][Owner] Trust.

              (c) Conveyance of Receivables. The Seller covenants and agrees that it will not convey, assign, exchange or otherwise transfer the Receivables to any Person prior to the termination of this Agreement pursuant to Article IV hereof.

              (d) No Impairment. The Seller shall take no action, nor omit to take any action, which would impair the rights of the Purchaser in any Receivable, nor shall it, except as expressly provided in this Agreement or the [Pooling and Servicing Agreement][Sale and Servicing Agreement], reschedule, revise or defer payments due on any Receivable.

              (e) [Enforcement of Contractual Provisions. The Servicer will not seek to enforce against any obligor under any retail installment contract or interpose as a defense to any claim by any obligor the provision in any Texas contract [cited in the legal opinion of Hudson Cook, LLP dated as of the Closing Date, citing] [relating to] Texas Finance Code ss.348.412, in which the obligor agreed not to assert against a subsequent holder or assignee of the contract any claims or defenses the obligor may have against the seller or manufacturer of the vehicle.]

              (f) [Delivery of Opinion of Counsel. On the Closing Date, the Seller will obtain and deliver to the Purchaser an Opinion of Counsel to the effect that all of the Receivables originated in the State of California are enforceable under California law and applicable federal laws, subject to customary exceptions.]

                                  ARTICLE III.

                      PAYMENT OF RECEIVABLES PURCHASE PRICE

         SECTION 3.01 Payment of Receivables Purchase Price. In consideration of the sale of the Receivables from the Seller to the Purchaser as provided in
Section 2.01, on the Closing Date the Purchaser agrees to pay the Seller an amount equal to the Receivables Purchase Price. The Receivables Purchase Price shall be paid in the form of (i) $__________, the net cash proceeds from the [public offering] [sale] by the Purchaser of the [Certificates (less amounts retained to pay expenses of the Purchaser and to fund the Reserve Fund Initial Deposit and the Yield Maintenance Account Initial Deposit)] [Class A-2 Notes, the Class A-3 Notes and the Class A-4

Notes and the net cash proceeds of the sale of the Class A-1 Notes to TMCC (less amounts retained to pay expenses of the Purchaser)], and (ii) $________, evidenced by an advance under a subordinated non-recourse promissory note.

                                   ARTICLE IV.

                                   TERMINATION

         SECTION 4.01 Termination. The respective obligations and responsibilities of the Seller and the Purchaser created hereby shall terminate, except for the indemnity obligations of the Seller as provided herein, upon the termination of the Trust Agreement and dissolution of the Issuer as provided in
Article IX of the [Pooling and Servicing Agreement][Sale and Servicing Agreement] [Trust Agreement].

                                   ARTICLE V.

                            MISCELLANEOUS PROVISIONS

         SECTION 5.01 Amendment.

              (a) This Agreement may be amended from time to time by the Purchaser and the Seller to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to add any other provision with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement or the Trust Agreement and [Pooling and Servicing Agreement][Sale and Servicing Agreement]; provided, however, that such action shall not, as evidenced by an Opinion of Counsel to the Purchaser delivered to the Owner Trustee, adversely affect in any material respect the interests of the Issuer as assignee of the Purchaser's rights and interests hereunder.

              (b) This Agreement may also be amended from time to time by the Purchaser and the Seller with the consent of the [Owner] Trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement.

         SECTION 5.02 Protection of Right, Title and Interest to Receivables.

              (a) The Seller at its expense shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the Purchaser's right, title and interest to the Receivables and other property conveyed by the Seller to the Purchaser hereunder to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder to all of the Receivables and such other property. The Seller shall deliver to the Purchaser file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Purchaser and the Owner Trustee shall cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection.

              (b) Within 30 days after the Seller makes any change in (i) its location of organization under Section 9-307(e) of the UCC or (ii) its name, identity or corporate structure which would make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of Section 9-507 or 9-508 of the UCC as in effect in the applicable state, the Seller shall give the Purchaser notice of any such change and shall execute and file such financing statements or amendments as may be necessary to continue the perfection of the Purchaser's security interest in the Receivables and the proceeds thereof.

              (c) The Seller will give the Purchaser prompt written notice of any relocation of any office from which the Seller keeps records concerning the Receivables or of its principal executive office and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall execute and file such financing statements or amendments as may be necessary to continue the perfection of the interest of the Purchaser in the Receivables and the proceeds thereof.

         SECTION 5.03 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         SECTION 5.04 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to (a) in the case of the Purchaser, to Toyota Auto Finance Receivables LLC, 19300 Gramercy Place, Torrance, California 90509, Attention: President; (b) in the case of Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90501, Attention: Treasury Department, Vice President, Treasury; and
(c) in the case of the [Owner] Trustee, to _____________; or, as to any of such Persons, at such other address as shall be designated by such Person in a written notice to the other Persons.

         SECTION 5.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         SECTION 5.06 Assignment. This Agreement may not be assigned by the Purchaser or the Seller except as contemplated by this Section, Section 5.14 of this Agreement, the Trust Agreement and the [Pooling and Servicing Agreement][Sale and Servicing Agreement]; provided, however, that simultaneously with the execution and delivery of this Agreement, the Purchaser shall assign all of its right, title and interest herein to the [Owner] Trustee for the benefit of any [Certificateholders][Securityholders] as provided in Section 2.01 of the [Pooling and Servicing Agreement][Sale and Servicing Agreement], to which the Seller hereby expressly consents. The Seller also acknowledges that the Issuer will further assign the rights and interests of the Purchaser hereunder to the Indenture Trustee for the benefit of the Noteholders pursuant to the Indenture. The Seller agrees to perform its obligations hereunder for the benefit of the Issuer, and agrees that the Owner Trustee or the Indenture Trustee, as applicable, may enforce the provisions of this Agreement, exercise the rights of the Purchaser and enforce the obligations of the Seller hereunder without the consent of the Purchaser.

         SECTION 5.07 Further Assurances. The Seller and the Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto or by the [Owner] Trustee more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements, amendments, continuation statements or releases relating to the Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction.

         SECTION 5.08 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser, the Owner Trustee, the Indenture Trustee or the Seller, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

         SECTION 5.09 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

         SECTION 5.10 Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties signatory hereto, and the [Owner] Trustee for the benefit of any Securityholders, which shall be considered to be a third-party beneficiary hereof. Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.

         SECTION 5.11 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

         SECTION 5.12 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

         SECTION 5.13 Indemnification. The Seller shall indemnify and hold harmless the Purchaser, the Issuer, the [Owner] Trustee and the [Certificateholders][Securityholders] from and against any and all costs, expenses, losses, claims, damages, injury and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, and was imposed upon such Person through the willful misconduct or negligence of the Seller in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that the Seller shall not indemnify any such Person if such acts, omissions or alleged acts or omissions constitute negligence or willful misconduct by the Purchaser, the Owner Trustee or any [Certificateholders][Securityholders]. In case any such action is brought against a party indemnified under this Section 5.13 and it notifies the Seller of the commencement thereof, the Seller will assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who may, unless there is, as evidenced by an Opinion of Counsel stating that there is an unwaivable conflict of interest, be counsel to the Seller), and the Seller will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.

         SECTION 5.14 Merger or Consolidation of, or Assumption of the Obligations of, the Seller.

              (a) The Seller shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

              (i) the corporation formed by such consolidation or into which the Seller is merged or the Person which acquires by conveyance or transfer the properties and assets of the Seller substantially as an entirety shall be organized and existing under the laws of the United States or any State or the District of Columbia, and, if the Seller is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Purchaser and the Owner Trustee, in form reasonably satisfactory to the Purchaser and the Owner Trustee, the performance of every covenant and obligation of the Seller hereunder and shall benefit from all the rights granted to the Seller hereunder in all material respects; and

              (ii) The Seller shall have delivered to the Purchaser and the Owner Trustee an Officer's Certificate of the Seller and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

              (b) The obligations of the Seller hereunder shall not be assignable nor shall any Person succeed to the obligations of the Seller hereunder except in each case in accordance with the provisions of the foregoing paragraph and of Section 5.06.

                [Remainder of the page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                            TOYOTA MOTOR CREDIT CORPORATION,
                                              as Seller

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            TOYOTA AUTO FINANCE RECEIVABLES LLC,
                                              as Purchaser


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


         ACCEPTED:

         ---------------------------,
         not in its individual capacity
         but solely as Owner Trustee


         By:
            ---------------------------------
            Name:
            Title:

                                                                      SCHEDULE A


                             SCHEDULE OF RECEIVABLES


                   Omitted -- originals on file at the offices
               of the Seller, the Purchaser and the Owner Trustee























                                      A-1